Exhibit 99.1

Media Inquiries:	Investor Inquiries:
William J. Rudolph, Jr.	Michael A. Hajost
(610) 208 -3892	(610) 208-3476
wrudolph@cartech.com	mhajost@cartech.com

CARPENTER TECHNOLOGY REPORTS FIRST QUARTER RESULTS

•                First quarter net income of $39.2 million or $0.74 per share.

•                First quarter net sales excluding raw material surcharge up 41% from a year earlier on 36% higher volume.

•                Latrobe contributed $16.3 million of operating income in the first quarter, and $0.07 per share accretion.

WYOMISSING, Pa., October 23, 2012 – Carpenter Technology Corporation (NYSE:CRS) today reported net income attributable to Carpenter of $39.2 million or $0.74 per share for the quarter ended September 30, 2012.  The net accretion from Latrobe’s operating results offset by a higher share count, contributed $0.07 per share.

“Our strong first quarter results demonstrate that we are continuing to execute well against our strategic plan,” said William A. Wulfsohn, President and Chief Executive Officer.  “While there are some areas, particularly in lower value products, where customer demand has softened recently, our overall business continues to be well positioned in attractive end markets with strong demand for our ultra-premium and premium products.  This is evident in our strong top line growth, and continuing positive spread between our revenue and volume growth rates.

“Latrobe results, after seven months of ownership, remain strong and we are still tracking ahead of our deal economics, with the acquisition expected to be at least 10 percent accretive this fiscal year.  The teams are doing an outstanding job delivering operational synergies from the combined operation that will lead to higher volumes, improved costs and a richer mix. The first new VAR furnace recently began operation with two more to come on-line in the near future.  We are accelerating use of the Latrobe assets for additional premium products, which will enable us to continue improving mix and our average mill profit per pound.

“We also continue to identify opportunities, as part of the Latrobe integration, to optimize asset utilization across the total mill operation.  There are several small, near-term consolidation opportunities that we have begun to execute, and we continue to evaluate other potential opportunities to optimize our system assets.  In addition, we have completed a study that identifies significant inventory reduction opportunities across the mill system, which we will begin to implement.

“We remain on track to achieve the financial targets we set for our full fiscal year and expect strong 2nd half shipment levels.  Strong customer demand for the ultra-premium and premium parts of our product line, combined with our large backlog is consuming our full available premium capacity.”

First Quarter Results

Financial highlights for the first quarter of fiscal year 2013 include:

(in millions, except per share amounts & pounds sold)	1Q FY 2013	1Q FY 2012
Net Sales	$544.9	$414.1
Net Sales Excluding Surcharge (a)	$440.8	$313.6
Operating Income Excluding Pension Earnings, Interest and Deferrals (a)	$69.6	$47.6
Latrobe Transaction Costs	-	$1.4
Net Income Attributable to Carpenter	$39.2	$23.8
Diluted Earnings per Share	$0.74	$0.53
Net Pension Expense per Diluted Share (a)	($0.21)	($0.14)
Free Cash Flow (a)	($102.7)	($109.2)
Pounds Sold (000) (b)	64,014	47,028

(a)       non-GAAP financial measure that is explained in the attached tables

(b)      excludes pounds sold through distribution

Net sales for the first quarter were $544.9 million, up 32 percent from the prior year. Excluding surcharge revenue, net sales were $440.8 million, up 41 percent from a year ago on 36 percent higher volume.  Excluding the Latrobe impact, first quarter revenue excluding surcharge was up 9 percent on 4 percent higher volume.

Specialty Alloy Operations (SAO) segment sales without surcharge increased 16 percent on 7 percent higher volume compared with the fiscal year 2012 first quarter. Most of this growth occurred in the highest value ultra-premium and premium products.  SAO operating income was

$54.4 million, with a 20 percent operating margin, on revenue excluding surcharge.  The Latrobe segment, which currently includes the Latrobe and Mexico distribution businesses that are planned for divestiture, contributed $15.7 million of operating income in the quarter, with a 15 percent operating margin. Latrobe continues to perform ahead of announced deal economics due to strong progress on operational synergies.  Performance Engineered Products (PEP) segment sales increased 17 percent in the same period, essentially due to the inclusion of the Specialty Steel Supply (SSS) energy distribution business.  PEP operating income was $11.5 million, with a 12 percent operating margin.  Additional segment information is available in the attached schedules.

Gross profit was $109.3 million compared with $81.1 million in the fiscal year 2012 first quarter.  The higher gross profit was driven by the addition of Latrobe, and improvement in SAO due to increased volume and a higher profit per pound from an improved product mix and higher prices.

SG&A expense as a percentage of revenue excluding surcharge was 0.6 percent lower than the prior year first quarter.  SG&A in the current quarter was $47.7 million or 10.8 percent of revenue excluding surcharge, compared with $35.7 million or 11.4 percent of revenue excluding surcharge for the first quarter of fiscal year 2012.  The increase in spending primarily reflects the addition of Latrobe-related overhead costs and higher pension expense.

Operating income for the first quarter was $61.6 million compared with $44.0 million a year earlier. Excluding surcharge revenue and pension earnings, interest and deferrals (EID), operating margin was 15.8 percent compared to 15.2 percent in the fiscal year 2012 first quarter.  Included in operating income were approximately $1.6 million, or $0.02 per share, of costs related to startup of the Athens, Alabama facility, optimizing the Company’s manufacturing footprint post-Latrobe, and the Company’s new inventory reduction initiative.  In total, these costs impacted overall operating margin by about 0.4 percent.

Interest expense in the quarter was $5.2 million compared to $7.0 million in the year-ago period when the debt level was temporarily higher due to the timing of debt refinancing.

Other income was $2.7 million compared to other expense of $0.7 million in the fiscal year 2012 first quarter, due almost entirely to positive impacts in the funding mechanisms for certain non-qualified retirement plans.

The provision for income tax was $19.6 million or 33.2 percent of pre-tax income compared to $12.6 million or 34.7 percent of pre-tax income in the first quarter of fiscal year 2012.

Net income attributable to Carpenter was $39.2 million or $0.74 per diluted share.  Net income attributable to Carpenter in the same quarter a year ago was $23.8 million or $0.53 per diluted share.

Free cash flow, defined as cash from operations less capital expenditures, dividends, and the net impact from the purchase and sale of businesses, was negative $102.7 million in the current quarter compared to negative free cash flow of $109.2 in the prior year first quarter.  Strong net income was offset by pension contributions, higher capital spending and increased inventory levels.  Much of the first quarter inventory build reflects normal business seasonality and the need to support strong balance of year business growth.  Beyond this, the Company has identified areas where it believes it can reduce inventory and improve turns across the mill operations.  Full year free cash flow is still expected to be negative $125 million, due to $350 million in expected capital spending, primarily for the Athens facility.  The free cash flow estimate currently excludes proceeds from the sale of the distribution businesses, and anticipated improvements from the inventory reduction initiative.

Markets:

Aerospace & Defense market sales were $252.6 million in the first quarter, up 45 percent compared with the same period a year ago.  Excluding surcharge revenue, aerospace & defense sales were up 52 percent on 103 percent higher volume (or up 19 percent on 12 percent higher volume without Latrobe).  Aerospace growth continues to reflect strong demand for Carpenter’s and Latrobe’s premium and ultra-premium products.  Increased demand for engine materials is being driven by the higher build rate of larger engines and share gain.  Demand for nickel and stainless fastener material increased year over year for the ninth consecutive quarter — while shipment of titanium fastener material set a new first quarter record following a record fourth quarter.  Sales of Carpenter’s Custom-series stainless alloys and the addition of Latrobe’s structural, bearing and other complementary products also contributed to the year-to-year growth rate.

Energy market sales of $77.4 million increased 31 percent compared to the same period a year ago.  Excluding surcharge revenue, energy market sales increased 38 percent on 20 percent higher volume (or flat revenues on 6 percent higher volume without Latrobe).  Contributing to the overall sales growth is the inclusion this quarter of the Specialty Steel Supply (SSS) distribution sales that do not have related manufacturing volume. While North American rig activity has been slowing, Carpenter has maintained growth in oil & gas through continued share gain, an expanding geographic footprint, and increased participation in other applications like completions.  Market trends supporting increased use of industrial gas turbines are expected to be a future growth driver, despite the temporary slowness in project activity in this area.

Medical market sales were $30.4 million in the first quarter, down 8 percent from a year ago.  Excluding surcharge revenue, medical market sales decreased 5 percent on 13 percent lower volume (relatively unchanged without Latrobe).  In general, medical customers are focused on cost containment which is impacting inventory-on-hand strategies.  In addition, uncertainty surrounding pending legislative impacts and economic sentiment is affecting short term demand.  These current demand factors are expected to change by the end of the fiscal year, and the long term positive demand trend for Carpenter medical market sales remains unchanged.

Transportation market sales were $34.5 million, an increase of 10 percent from a year earlier.  Excluding surcharge revenue, transportation sales increased 19 percent on 4 percent higher volume (or up 16 percent on 2 percent higher volume without Latrobe).  Revenue growth in excess of volume growth reflects Carpenter’s continued focus on high-end specialty automotive applications required to meet increasing fuel efficiency standards.  Demand is growing for high value materials required in turbo-charger, gasket and fuel system applications.  In addition, commodity stainless steel materials are being replaced by higher value nickel based alloys for engine valve applications that support higher operating temperatures.

Industrial & Consumer market sales were $113.9 million in the first quarter, up 8 percent compared with the same period a year ago.  Excluding surcharge revenue, sales increased 18 percent on 14 percent higher volume (or up 3 percent on 1 percent higher volume without Latrobe). Although this market is more sensitive to economic uncertainty, Carpenter’s strategy has been to focus on specialized, high value niche applications with strategically important customers.  This strategy offsets softness in more commodity type products and distributor channel sales.

International sales in the first quarter were $163.8 million, an increase of 19 percent compared with the same quarter a year earlier - driven by a 41 percent increase in Asia/Pacific sales and a 14 percent increase in European sales.  Growth in Asia/Pacific was led by sales into the aerospace and energy end markets. In particular, there is a significant increase in activity by Chinese aerospace forging customers and the Japanese aerospace supply chain. Growth in Europe was led by increased demand for materials used for aerospace and high value automotive applications.  Total international sales in the quarter represented 30 percent of total Company revenue compared with 33 percent in the prior year.   Excluding Latrobe, total international sales in the quarter represented 35 percent of sales compared with 33 percent in the prior year.

Pension Effects

During the first quarter, the Company recorded expense associated with its pension and other post retirement benefit plans of $17.2 million or $0.21 per diluted share.  Pension expense in the prior year first quarter was $9.9 million or $0.14 per diluted share.   The Company made cash contributions of $48.1 million during the first quarter of fiscal year 2013, and expects to make additional minimum cash contributions of approximately $34 million over the balance of fiscal year 2013.  Due to favorable credit market conditions and the impact that historically low interest rates have had on pension funding requirements, the Company continues to plan for a debt issuance in the third fiscal quarter that would replace the May 2013 debt maturity and could provide the opportunity to fund an additional discretionary pension contribution of about $150 million. This would increase the funded status of the plans, and reduce required cash contributions and non-cash pension expense over the next several years.

Non-GAAP Financial Measures

This press release includes discussions of financial measures that have not been determined in accordance with U.S. generally accepted accounting principles (“GAAP”). The non-GAAP financial measures, accompanied by reasons why the Company believes the measures are important, are included in the attached schedules.

Conference Call

Carpenter will host a conference call and webcast today, October 23, at 10:00 a.m., ET, to discuss financial results and operations for the fiscal first quarter. Please call 610-208-2222 for details of the conference call. Access to the call will also be made available at Carpenter’s web site (http://www.cartech.com) and through CCBN (http://www.ccbn.com). A replay of the call will be made available at http://www.cartech.com or at http://www.ccbn.com.

About Carpenter Technology

Carpenter produces and distributes premium alloys, including special alloys, titanium alloys and powder metals, as well as stainless steels, and alloy and tool steels. Information about Carpenter can be found on the Internet at http://www.cartech.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter’s filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2012 and the exhibits attached to that filing. They include but are not limited to: (1) expectations with respect to the synergies, costs and other anticipated financial impacts of the Latrobe acquisition transaction could differ from actual synergies realized, costs incurred and financial impacts experienced as a result of the transaction; (2) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, defense, industrial, transportation, consumer, medical, and energy, or other influences on Carpenter’s business such as new competitors, the consolidation of competitors, customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries;(3) the ability of Carpenter to achieve cost savings, productivity improvements or process changes; (4) the ability to recoup increases in the cost of energy, raw materials, freight or other factors; (5) domestic and foreign excess manufacturing capacity for certain metals; (6) fluctuations in currency exchange rates; (7) the degree of success of government trade actions; (8) the valuation of the assets and liabilities in Carpenter’s pension trusts and the accounting for pension plans; (9) possible labor disputes or work stoppages; (10) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; (11) the ability to successfully acquire and integrate acquisitions, including the Latrobe acquisition; (12) the availability of credit facilities to Carpenter, its customers or other members of the supply chain; (13) the ability to obtain energy or raw materials, especially from suppliers located in countries that may be subject to unstable political or economic conditions; (14) Carpenter’s manufacturing processes are dependent upon highly specialized equipment located primarily in facilities in Reading and Latrobe, Pennsylvania for which there may be limited alternatives if there are significant equipment failures or catastrophic event; and (15) Carpenter’s future success depends on the continued service and availability of key personnel, including members of our executive management team, management, metallurgists and other skilled personnel and the loss of these key personnel could affect our ability to perform until suitable replacements are found. Any of these factors could have an adverse and/or fluctuating effect on Carpenter’s results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.

PRELIMINARY

CONSOLIDATED BALANCE SHEETS

(in millions)

(Unaudited)

	September 30,	June 30,
	2012	2012

ASSETS
Current assets:
Cash and cash equivalents	$ 112.6	$ 211.0
Accounts receivable, net	319.5	354.2
Inventories	722.2	642.0
Deferred income taxes	-	10.6
Other current assets	37.6	31.9
Total current assets	1,191.9	1,249.7

Property, plant and equipment, net	959.7	924.6
Goodwill	261.2	260.5
Other intangibles, net	106.5	109.9
Other assets	83.8	83.1
Total assets	$ 2,603.1	$ 2,627.8

LIABILITIES
Current liabilities:
Accounts payable	$ 235.8	$ 236.1
Accrued liabilities	179.6	217.1
Deferred income taxes	2.5	-
Current portion of long-term debt	101.0	101.0
Total current liabilities	518.9	554.2

Long-term debt, net of current portion	305.6	305.9
Accrued pension liabilities	340.1	377.3
Accrued postretirement benefits	178.7	179.8
Deferred income taxes	32.2	31.4
Other liabilities	52.2	66.1
Total liabilities	1,427.7	1,514.7

STOCKHOLDERS’ EQUITY
Carpenter stockholders’ equity:
Common stock	274.3	274.0
Capital in excess of par value	247.9	252.7
Reinvested earnings	1,139.2	1,109.6
Common stock in treasury, at cost	(111.7)	(120.0)
Accumulated other comprehensive loss	(384.1)	(412.5)
Total Carpenter stockholders’ equity	1,165.6	1,103.8
Noncontrolling interest	9.8	9.3
Total equity	1,175.4	1,113.1
Total liabilities and equity	$ 2,603.1	$ 2,627.8

PRELIMINARY

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share data)

(Unaudited)

	Three Months Ended
	September 30,

	2012	2011

NET SALES	$544.9	$414.1
Cost of sales	435.6	333.0
Gross profit	109.3	81.1

Selling, general and administrative expenses	47.7	35.7
Acquisition-related costs	-	1.4
Operating income	61.6	44.0

Interest expense	(5.2)	(7.0)
Other income (expense), net	2.7	(0.7)

Income before income taxes	59.1	36.3
Income tax expense	19.6	12.6

Net income	39.5	23.7

Less: Net income (loss) attributable to noncontrolling interest	0.3	(0.1)

NET INCOME ATTRIBUTABLE TO CARPENTER	$39.2	$23.8

EARNINGS PER SHARE:
Basic	$0.74	$0.53
Diluted	$0.74	$0.53

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	52.8	44.3
Diluted	53.4	45.1

Cash dividends per common share	$0.18	$0.18

PRELIMINARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(Unaudited)

	Three Months Ended
	September 30,

	2012	2011

OPERATING ACTIVITIES:
Net income	$39.5	$23.7
Adjustments to reconcile net income to net cash used for operating activities:
Depreciation and amortization	25.5	18.5
Deferred income taxes	0.1	6.1
Net pension expense	17.2	9.9
Net loss on disposal of property and equipment	0.1	-
Changes in working capital and other:
Accounts receivable	36.1	0.8
Inventories	(78.7)	(94.9)
Other current assets	(4.7)	(1.6)
Accounts payable	(0.5)	9.3
Accrued liabilities	(23.5)	(13.4)
Pension contribution	(48.1)	(11.6)
Boarhead Farms settlement	-	(21.8)
Other, net	0.3	1.0
Net cash used for operating activities	(36.7)	(74.0)

INVESTING ACTIVITIES:
Purchases of property, equipment and software	(56.4)	(27.3)
Proceeds from disposals of property and equipment	-	0.2
Proceeds from sales and maturities of marketable securities	-	30.4
Net cash (used for) provided from investing activities	(56.4)	3.3

FINANCING ACTIVITIES:
Payments on long-term debt	-	(100.0)
Dividends paid	(9.6)	(8.1)
Tax benefits on share-based compensation	3.0	0.6
Proceeds from stock options exercised	1.1	0.7
Net cash used for financing activities	(5.5)	(106.8)

Effect of exchange rate changes on cash and cash equivalents	0.2	(0.2)

DECREASE IN CASH AND CASH EQUIVALENTS	(98.4)	(177.7)
Cash and cash equivalents at beginning of period	211.0	492.5

Cash and cash equivalents at end of period	112.6	314.8

PRELIMINARY

SEGMENT FINANCIAL DATA

(in millions, except pounds sold)

(Unaudited)

	Three Months Ended
	September 30,
	2012	2011
Pounds sold* (000):
Specialty Alloys Operations	47,212	44,210
Performance Engineered Products	3,384	3,438
Latrobe	16,108	-
Intersegment	(2,690)	(620)

Consolidated pounds sold	64,014	47,028

Net sales:
Specialty Alloys Operations
Net sales excluding surcharge	$272.9	$234.5
Surcharge	88.9	101.3

Specialty Alloys Operations net sales	361.8	335.8

Performance Engineered Products
Net sales excluding surcharge	97.6	83.0
Surcharge	1.1	1.2

Performance Engineered Products net sales	98.7	84.2

Latrobe
Net sales excluding surcharge	106.2	10.2
Surcharge	15.6	-

Latrobe net sales	121.8	10.2

Intersegment
Net sales excluding surcharge	(35.9)	(14.1)
Surcharge	(1.5)	(2.0)
Intersegment net sales	(37.4)	(16.1)

Consolidated net sales	$544.9	$414.1

Operating income:
Specialty Alloys Operations	$54.4	$46.3
Performance Engineered Products	11.5	11.8
Latrobe	15.7	0.6
Corporate costs (including acquisition-related costs)	(10.4)	(10.2)
Pension earnings, interest & deferrals	(8.0)	(3.6)
Intersegment	(1.6)	(0.9)

Consolidated operating income	$61.6	$44.0

In January 2012, the Company announced it had made changes to its reportable segments. The Company now has three reportable business segments, Specialty Alloys Operations (SAO), Performance Engineered Products (PEP) and Latrobe. Previously, the Company’s reportable segments consisted of Premium Alloys Operations (PAO), Advanced Metals Operations (AMO) and Emerging Ventures.

The SAO segment is comprised of Carpenter’s major premium alloy and stainless steel manufacturing operations.  This includes operations performed at mills primarily in Reading, Pennsylvania and the surrounding area, South Carolina, and the new premium products manufacturing facility being built in Limestone County, Alabama.

The Latrobe segment is comprised of the operations of the Latrobe business acquired effective February 29, 2012. The Latrobe segment provides management with the focus and visibility into the business performance of these newly acquired operations.  The Latrobe segment also includes the results of Carpenter’s distribution business in Mexico, which is being managed together with the Latrobe’s distribution business.  As the Latrobe business becomes integrated with Carpenter, its results will likely be reported within the SAO business segment sometime in the future.

The service cost component of net pension expense, which represents the estimated cost of future pension liabilities earned associated with active employees, is included in the operating results of the business segments.  The residual net pension expense, or pension earning, interest and deferrals (pension EID), is comprised of the expected return on plan assets, interest costs on the projected benefit obligations of the plans, and amortization of actuarial gains and losses and prior service costs, is included under the heading “Pension earnings, interest & deferrals.”

* Pounds sold excludes sales associated with the distribution businesses.

PRELIMINARY

NON-GAAP FINANCIAL MEASURES

(in millions, except per share data)

(Unaudited)

	Three Months Ended
	September 30,
FREE CASH FLOW	2012	2011
Net cash used for operating activities	$(36.7)	$(74.0)
Purchases of property, equipment and software	(56.4)	(27.3)
Proceeds from disposals of property and equipment	-	0.2
Dividends paid	(9.6)	(8.1)

Free cash flow	$(102.7)	$(109.2)

Management believes that the free cash flow measure provides useful information to investors regarding our financial condition because it is a measure of cash generated which management evaluates for alternative uses.

	Three Months Ended
	September 30,
NET PENSION EXPENSE PER DILUTED SHARE	2012	2011

Pension plans expense	$14.9	$9.5
Other postretirement benefits expense	2.3	0.4
Net pension expense	17.2	9.9
Income tax benefit	(6.0)	(3.8)
Net pension expense, net of tax	$11.2	$6.1

Net pension expense per diluted share	$0.21	$0.14

Weighted average diluted common shares	53.4	45.1

Management believes that net pension expense per diluted share is helpful in analyzing the operating performance of the Company, as net pension expense may be volatile due to changes in the financial markets, which may result in significant fluctuations in operating results from period to period.

OPERATING MARGIN EXCLUDING SURCHARGE AND	Three Months Ended
PENSION EARNINGS, INTEREST AND DEFERRALS	September 30,
	2012	2011

Net sales	$544.9	$414.1
Less: surcharge revenue	104.1	100.5
Consolidated net sales excluding surcharge	$440.8	$313.6

Operating income	$61.6	$44.0
Pension earnings, interest & deferrals	8.0	3.6
Operating income excluding pension earnings, interest and deferrals	$69.6	$47.6

Operating margin excluding surcharge and pension earnings, interest and deferrals	15.8%	15.2%

Management believes that removing the impacts of raw material surcharges from operating margin provides a more consistent basis for comparing results of operations from period to period. In addition, management believes that excluding the impact of pension earnings, interest and deferrals, which may be volatile due to changes in the financial markets, is helpful in analyzing the true operating performance of the Company.

PRELIMINARY

NON-GAAP FINANCIAL MEASURES

(in millions, except per share data)

(Unaudited)

	Three Months Ended September 30,
ADJUSTED LATROBE OPERATING RESULTS	2012	2011

Latrobe segment operating income	$15.7	$0.6
Specialty Steel Supply operating income included in Peformance Engineered Products segment results	1.9	-
Carpenter distribution business operating income in Mexico included in Latrobe segment results	(0.7)	(0.6)
Latrobe pension EID included in pension EID expense	(0.6)	-
Adjusted Latrobe operating results before income taxes	16.3	-
Income taxes	(5.7)	-
Adjusted Latrobe operating results	$10.6	$-

Adjusted Latrobe operating results per diluted share	$0.20	$-
Dilutive impact of shares issued in connection with Latrobe acquisition*	(0.13)	-

Net accretion from Latrobe’s operating results	$0.07	$-

Weighted average shares outstanding	53.4	45.1

*           In connection with the Latrobe Acquisition, Carpenter issued shares of common stock to the former owners which resulted in an additional 8.1 million weighted average shares during the three months ended September 30, 2012.

IMPACTS OF FACILITY START-UP, MANUFACTURING FOOTPRINT	Three Months Ended September 30,
OPTIMIZATION AND INVENTORY REDUCTION INITIATIVE COSTS	2012	2011

Facility start-up costs	$0.9	$-
Manufacturing footprint optimization costs	0.1	-
Inventory reduction initiative costs	0.6	-
Operating income impact	$1.6	$-

Consolidated net sales excluding surcharges	$440.8	$313.6

Impact of facility start-up, manufacturing footprint optimization and inventory reduction initiative costs on operating margin excluding surcharges	0.4%	0.0%

Operating income impact	$1.6	$-
Income tax benefit	(0.6)	-
Net income impact	$1.0	$-

Impact per diluted share	$0.02	$-

Weighted average shares outstanding	53.4	45.1

Management believes that removing the impacts of costs associated with (i.) start-up of our Athens, AL facility, (ii.) manufacturing footprint optimization associated with evaluating and executing opportunities primarily as a result of the Latrobe acquisition to optimize manufacturing efficiencies, and  (iii.) an inventory reduction initiative aimed at identifying opportunities reduce inventory levels and improve inventory turnover across the mill operations are helpful in analyzing the operating performance of the Company, as these costs are expected to be nonrecurring in nature and may result in significant fluctuations in operating results from period to period during fiscal years 2013 and 2014.

PRELIMINARY

SUPPLEMENTAL SCHEDULES

(in millions)

(Unaudited)

	Three Months Ended
	September 30,
NET SALES BY END USE MARKET	2012	2011

End Use Market Excluding Surcharge:
Aerospace and defense	$195.3	$128.3
Industrial and consumer	86.6	73.5
Energy	69.4	50.4
Transportation	26.1	22.0
Medical	27.8	29.2
Distribution	35.6	10.2

Consolidated net sales excluding surcharge	440.8	313.6

Surcharge revenue	104.1	100.5

Consolidated net sales	$544.9	$414.1

	Three Months Ended
	September 30,
NET SALES BY MAJOR PRODUCT CLASS	2012	2011

Net Sales by Product Class Excluding Surcharge:
Special alloys	$168.9	$128.0
Stainless steel	120.9	111.9
Titanium products	39.7	38.6
Powder metals	14.8	13.8
Alloy and tool steel	54.0	5.2
Distribution and other	42.5	16.1

Consolidated net sales excluding surcharge	440.8	313.6

Surcharge revenue	104.1	100.5

Consolidated net sales	$544.9	$414.1